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                                                                    EXHIBIT 10.2
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                               CREDIT AGREEMENT



                           Dated as of June 24, 1999

                                     among

                            FISHER COMPANIES INC.,
                                  as Company



                        BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION,
                           as Administrative Agent,


                          CREDIT SUISSE FIRST BOSTON,
                             as Syndication Agent

                                      and

                THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,



                                  Arranged By


                        BANC OF AMERICA SECURITIES LLC




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                               TABLE OF CONTENTS


Section                                                        Page

ARTICLE I

                                  DEFINITIONS..................   1
     1.01  Certain Defined Terms...............................   1
     1.02  Other Interpretive Provisions.......................  21
     1.03  Accounting Principles...............................  22

ARTICLE II

                                 THE CREDITS...................  22
     2.01  Amounts and Terms of Commitments....................  22
                    (a)    The Term Credit.....................  22
                    (b)    The Revolving Credit................  22
     2.02  Loan Accounts.......................................  22
     2.03  Procedure for Borrowing.............................  23
     2.04  Conversion and Continuation Elections...............  23
     2.05  Voluntary Termination or Reduction of Revolving
            Commitments........................................  25
     2.06  Optional Prepayments................................  25
     2.07  Mandatory Prepayments of Term Loans.................  25
           (a) Asset Dispositions..............................  25
           (b) Excess Cash.....................................  26
           (c) Debt Issuance...................................  26
           (d) Equity Issuance.................................  26
           (e) General.........................................  27
     2.08  Repayment...........................................  27
           (a) The Term Credit.................................  27
           (b) The Revolving Credit............................  27
     2.09  Interest............................................  28
     2.10  Fees................................................  28
           (a) Arrangement and Agency Fees.....................  28
           (b) Revolving Commitment Fees.......................  28
           (c) Term Loan Commitment Fee........................  29
     2.11  Computation of Fees and Interest....................  29
     2.12  Payments by the Company.............................  30
     2.13  Payments by the Lenders to the Agent................  30
     2.14  Sharing of Payments, Etc............................  31
     2.15  Security and Guaranties.............................  31

ARTICLE III

                   TAXES, YIELD PROTECTION AND ILLEGALITY......  32
     3.01  Taxes...............................................  32
     3.02  Illegality..........................................  33
     3.03  Increased Costs and Reduction of Return.............  33
     3.04  Funding Losses......................................  34
     3.05  Inability to Determine Rates........................  34
     3.06  Reserves on Offshore Rate Loans.....................  35

Section                                                        Page

     3.07  Certificates of Lenders.............................  35
     3.08  Substitution of Lenders.............................  35
     3.09  Survival............................................  35

ARTICLE IV

                            CONDITIONS PRECEDENT...............  35
     4.01  Conditions of Initial Loans.........................  35
           (a) Credit Agreement and Notes......................  35
           (b) Resolutions; Incumbency.........................  35
           (c) Organization Documents; Good Standing...........  36
           (d) Legal Opinion...................................  36
           (e) Payment of Fees.................................  36
           (f) Ownership of Collateral.........................  36
           (g) Collateral Documents............................  36
           (h) Guaranties......................................  37
           (i) Insurance Policies..............................  37
           (j) Certificate.....................................  37
           (k) Retlaw Transactions.............................  37
           (l) Other Documents.................................  38
     4.02  Conditions to All Borrowings........................  38
           (a) Notice of Borrowing or Conversion/Continuation..  38
           (b) Continuation of Representations and Warranties..  38
           (c) Representations and Warranties for
                 New Subsidiaries..............................  38
           (d) No Existing Default.............................  38
           (e) No Future Advance Notice........................  38
           (f) Guaranties......................................  38
           (g) Corporate Documents for New Guarantors..........  38

ARTICLE V

                       REPRESENTATIONS AND WARRANTIES..........  39
     5.01  Company Existence and Power.........................  39
     5.02  Company Authorization; No Contravention.............  39
     5.03  Company Governmental Authorization..................  40
     5.04  Company Binding Effect..............................  40
     5.05  Guarantor Existence and Power.......................  40
     5.06  Guarantor Authorization; No Contravention...........  40
     5.07  Guarantor Governmental Authorization................  41
     5.08  Guarantor Binding Effect............................  41
     5.09  Litigation..........................................  41
     5.10  No Default..........................................  41
     5.11  ERISA Compliance....................................  41
     5.12  Use of Proceeds; Margin Regulations.................  42
     5.13  Title to Properties.................................  42
     5.14  Taxes...............................................  42
     5.15  Financial Condition.................................  42
     5.16  Environmental Matters...............................  43
     5.17  Collateral Documents................................  43
     5.18  Regulated Entities..................................  43
     5.19  No Burdensome Restrictions..........................  44
     5.20  Copyrights, Patents, Trademarks and Licenses, etc...  44
     5.21  Subsidiaries........................................  44
     5.22  Insurance...........................................  44

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

Section                                                        Page

     5.23  Solvency............................................  44
     5.24  Intercompany Loans..................................  44
     5.25  Swap Obligations....................................  44
     5.26  Year 2000 Compliance................................  45
     5.27  Retlaw Transaction..................................  45
     5.28  Full Disclosure.....................................  45

ARTICLE VI

                           AFFIRMATIVE COVENANTS...............  46
     6.01  Financial Statements................................  46
     6.02  Certificates; Other Information.....................  46
     6.03  Notices.............................................  47
     6.04  Preservation of Corporate Existence, Etc............  48
     6.05  Maintenance of Property.............................  49
     6.06  Insurance...........................................  49
     6.07  Payment of Obligations..............................  49
     6.08  Guaranties..........................................  49
     6.09  Compliance with Laws................................  49
     6.10  Compliance with ERISA...............................  49
     6.11  Inspection of Property and Books and Records........  49
     6.12  Environmental Laws..................................  50
     6.13  Use of Proceeds.....................................  50
     6.14  Further Assurances..................................  50
     6.15  Financial Covenants.................................  50
           (a) Adjusted Leverage Ratio.........................  51
           (b) Interest Coverage Ratio.........................  51
           (c) Fixed Charge Coverage Ratio.....................  52
     6.16  Swap Contracts......................................  52

ARTICLE VII

                             NEGATIVE COVENANTS................  52
     7.01  Limitation on Liens.................................  52
     7.02  Disposition of Assets...............................  54
     7.03  Consolidations and Mergers..........................  56
     7.04  Loans and Investments...............................  56
     7.05  Limitation on Indebtedness..........................  58
     7.06  Transactions with Affiliates........................  59
     7.07  Use of Proceeds.....................................  59
     7.08  Contingent Obligations..............................  59
     7.09  Joint Ventures......................................  60
     7.10  Lease Obligations...................................  60
     7.11  Restricted Payments.................................  60
           (a) Fisher Broadcasting.............................  60
           (b) Company and Restricted Subsidiaries.............  61
     7.12  Capital Expenditures................................  61
     7.13  ERISA...............................................  62
     7.14  Change in Business..................................  62

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Section                                                        Page

     7.15  Accounting Changes..................................  62

ARTICLE VIII

                             EVENTS OF DEFAULT.................  62
     8.01  Event of Default....................................  62
           (a) Non-Payment.....................................  62
           (b) Representation or Warranty......................  62
           (c) Specific Defaults...............................  62
           (d) Other Defaults..................................  63
           (e) Cross-Default...................................  63
           (f) Insolvency; Voluntary Proceedings...............  63
           (g) Involuntary Proceedings.........................  63
           (h) ERISA...........................................  64
           (i) Monetary Judgments..............................  64
           (j) Non-Monetary Judgments..........................  64
           (k) Change of Control...............................  64
           (l) Loss of Licenses................................  64
           (m) Adverse Change..................................  64
           (n) Guaranties......................................  64
           (o) Year 2000 Concerns..............................  64
           (p) Collateral......................................  65
     8.02  Remedies............................................  65
     8.03  Specified Swap Contract Remedies....................  65
     8.04  Rights Not Exclusive................................  66
     8.05  Certain Financial Covenant Defaults.................  66

ARTICLE IX

                                 THE AGENT.....................  66
     9.01  Appointment and Authorization; "Agent"..............  66
     9.02  Delegation of Duties................................  66
     9.03  Liability of Agent..................................  66
     9.04  Reliance by Agent...................................  67
     9.05  Notice of Default...................................  67
     9.06  Credit Decision.....................................  67
     9.07  Indemnification of Agent............................  68
     9.08  Agent in Individual Capacity........................  68
     9.09  Successor Agent.....................................  68
     9.10  Withholding Tax.....................................  69
     9.11  Collateral Matters..................................  70
     9.12  Syndication Agent; Lead Arranger....................  71

ARTICLE X

                               MISCELLANEOUS...................  71
     10.01  Amendments and Waivers.............................  71
     10.02  Notices............................................  72
     10.03  No Waiver; Cumulative Remedies.....................  72

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Section                                                        Page

     10.04  Costs and Expenses.................................  72
     10.05  Company Indemnification............................  73
     10.06  Marshalling; Payments Set Aside....................  73
     10.07  Successors and Assigns.............................  74
     10.08  Assignments, Participations, etc...................  74
     10.09  Confidentiality....................................  76
     10.10  Set-off............................................  77
     10.11  Automatic Debits of Fees...........................  77
     10.12  Notification of Addresses, Lending Offices, Etc....  77
     10.13  Counterparts.......................................  78
     10.14  Severability.......................................  78
     10.15  No Third Parties Benefited.........................  78
     10.16  Governing Law and Jurisdiction.....................  78
     10.17  Waiver of Jury Trial...............................  78
     10.18  Entire Agreement...................................  79
     10.19  Oral Agreements Not Enforceable....................  79

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SCHEDULES

Schedule 1.01       Property Descriptions
Schedule 2.01       Commitments
Schedule 5.03       Governmental Authorizations
Schedule 5.09       Litigation
Schedule 5.11       ERISA
Schedule 5.15       Permitted Liabilities
Schedule 5.16       Environmental Matters
Schedule 5.21       Subsidiaries and Minority Interests
Schedule 5.22       Insurance Matters
Schedule 5.24       Intercompany Loans
Schedule 7.01       Permitted Liens
Schedule 7.05       Permitted Indebtedness
Schedule 7.08       Contingent Obligations
Schedule 7.10       Lease Obligations
Schedule 10.02      Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A      Form of Notice of Borrowing
Exhibit B      Form of Notice of Conversion/Continuation
Exhibit C      Form of Compliance Certificate
Exhibit D      Form of Legal Opinion of Company's Counsel
Exhibit E      Form of Assignment and Acceptance
Exhibit F      Form of Term Note
Exhibit G      Form of Revolving Note
Exhibit H      Form of Guaranty
Exhibit I      Form of Pledge and Security Agreement

                               CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of June 24, 1999, among Fisher Companies Inc., a Washington corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Lenders"; individually, a "Lender"), Bank of America National Trust and Savings Association, as administrative agent for the Lenders, and Credit Suisse First Boston, as syndication agent.

     WHEREAS, the Lenders have agreed to make available to the Company a secured term loan and a secured reducing revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Adjusted Cash Flow" means, for any period, Adjusted Operating Cash Flow for such period minus dividend payments made on account of any shares of any class of capital stock of the Company during such period.

          "Adjusted Leverage Ratio" means, for any period, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis as of the end of such period to (b) Adjusted Operating Cash Flow for such period.

          "Adjusted Operating Cash Flow" means, for any period, Operating Cash Flow for such period plus the lesser of (a) gains resulting from the sale or condemnation of real property and related improvements owned by Fisher Properties Inc. during such period or (b) Five Million Dollars ($5,000,000).

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 9.09.

          "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of BofA, the Lead Arranger and Sole Book Manager), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on
     Schedule 10.02 or such other address as the Agent may from time to time specify in writing to the Company.

          "Aggregate Specified Swap Amount" means, at any time, the sum of all Specified Swap Amounts owing to all Swap Providers.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means on any date, a per annum interest rate determined in accordance with the following table:


                    Applicable     Applicable
   Company's        Margin For     Margin For
Leverage Rating    Offshore Rate   Base Rate
---------------    -------------   ----------

     Level 1           1.00%         0.00%
     Level 2           1.25%         0.00%
     Level 3           1.50%         0.25%
     Level 4           1.75%         0.50%
     Level 5           2.00%         0.75%
     Level 6           2.25%         1.00%

          "Assignee" has the meaning specified in subsection 10.08(a).

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) one half of one percent (0.50%) per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "BofA" means Bank of America National Trust and Savings Association, a national banking association.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Seattle, Washington are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means all expenditures for assets, plus all expenses incurred by the Company and its Subsidiaries, that shall have been, or in accordance with GAAP, should be recorded as a capitalized asset.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "Change of Control" means that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Current Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty-five percent (45%) or more of the then outstanding capital stock of the Company with voting rights. As used in this definition, "Current Stockholders" means all Persons that, as of the date of this Agreement, are "beneficial owners", directly or indirectly, of the outstanding capital stock of the Company with voting rights.

          "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Lenders (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Collateral" means collectively (a) all of the common stock of Fisher Broadcasting

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     Inc., (b) all of the preferred stock of Fisher Broadcasting Inc. owned by the Company and (c) the other collateral described in the Pledge Agreement.

          "Collateral Documents" means the Pledge Agreement, all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party, all certificates and instruments representing the Collateral, all stock transfer powers executed in blank and all control or comparable agreements relating to such securities and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Commitment" means, as to any Lender, such Lender's Term Commitment and Revolving Commitment.

          "Commitment Fees" has the meaning specified in Section 2.10(b).

          "Comparable Amount" means, when used in connection with any specified dollar amount, as of any date of determination, the dollar figure that bears the same proportion to the Adjusted Net Worth as of such date as such specified dollar amount bears to One Hundred Eighty-one Million Three Hundred Twelve Thousand ($181,312,000). As used in this definition, "Adjusted Net Worth" means the excess of the consolidated total assets over total liabilities of the Company and its Subsidiaries, less the unrealized gain, if any, on the marketable securities, if any, owned by the Company and its Subsidiaries.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues Loans having Interest Periods expiring on such date as Loans of the same Type but with a new Interest Period.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Demand Loans" means unsecured revolving demand loans payable by the Company to its officers and shareholders.

          "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 7.02(a), and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "EBITDA" means, for any period, the net income (or net loss), plus the sum of (i) interest expense (including capitalized interest and the interest component of rentals paid or accrued under capital leases), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense (including, without limitation, film amortization), (v) non-cash extraordinary, unusual or nonrecurring losses, (vi) losses resulting from the sale of capital assets and (vii) barter expenses, minus the sum of (i) non-cash extraordinary, unusual or nonrecurring gains, (ii) gains resulting from the sale or condemnation of capital assets and (iii) barter revenues, in each case determined on a consolidated basis in accordance with GAAP for such period.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000);
     (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000), provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds and lease financing companies provided that the Company, the Subsidiaries and the Affiliates of the Company are not "Eligible Assignees".

          "Eligible Investments" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rate of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof and demand deposits with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company's deposits at such institution; and (e) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protector Corporation investing only in obligations described in clauses (a) through (d) above.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Company or its Subsidiaries.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Washington Model Toxics Control Act and the Washington Underground Petroleum Storage Tanks Act.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

          "Event of Default" means any of the events or circumstances specified in Section 8.01.

          "Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain in respect of such property; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

          "Excess Cash" means, for any period, EBITDA, minus the sum of (i) Film Payments made by the Company or any of its Subsidiaries during such period,
     (ii) all scheduled payments of principal in respect of the Term Loans required to be made by the Company during such period pursuant to subsection 2.08(a), (iii) all payments of principal in respect of the Revolving Loans required to be made by the Company during such period pursuant to the first sentence of subsection 2.08(b), (iv) all scheduled payments of principal in respect of Indebtedness (other than the Loans) required to be made by the Company and its Subsidiaries during such period,
     (v) all voluntary prepayments of principal in respect of Indebtedness during such period to the extent such prepayments result in a permanent reduction of such Indebtedness, (vi) interest expense (including capitalized interest and the interest component of rentals paid or accrued under capital leases) of the Company and its Subsidiaries for such period,
     (vii) income tax expense for such period, (viii) Capital Expenditures that are made by the Company or any Subsidiary during such period and are permitted under Section 7.12, (ix) dividend payments and other distributions of cash permitted by Section 7.11, (x) payments of principal in respect of the Revolving Loans made in connection with a termination or reduction of the Revolving Commitments pursuant to Section
     2.05 and (xi) non-cash extraordinary, unusual or nonrecurring gains, plus non-cash extraordinary, unusual or nonrecurring losses.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "FCC" means the Federal Communications Commission, and any Governmental Authority succeeding to any of its principal functions.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection 2.10(a).

          "Film Payments" means, for any period, payments made to obtain broadcast programming.

          "Fisher Plaza" means the real property, improvements and equipment located or to be located on the real property legally described on Schedule 1.01.

          "Fisher Plaza Refinancing Loan" means a loan satisfying the following conditions: (a) the proceeds of such loan repay in full the existing loan used to develop the Fisher Plaza, (b) such loan is secured solely by the Fisher Plaza, and (c) not more than ten percent (10%) of the principal amount of such loan is required to be paid prior to the Maturity Date.

          "Fixed Charge Coverage Ratio" has the meaning specified in subsection 6.15(c).

          "FPI Indebtedness" means Indebtedness of Fisher Properties Inc. that
     (a) is incurred by Fisher Properties Inc. in the ordinary course of its Line of Business, (b) is not guaranteed by the Company or any other Subsidiary, and (c) is not secured by any assets of the Company or any other Subsidiary.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" of any Person means, without duplication, an amount equal to (a) all Indebtedness for borrowed money, (b) all obligations with respect to capital leases and (c) all Contingent Obligations of such Person minus Five Hundred Thousand Dollars ($500,000).

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty" means each guaranty agreement executed by a Guarantor substantially in the form attached hereto as Exhibit H.

          "Guarantors" mean Fisher Broadcasting Inc., a Washington corporation, Fisher Mills Inc., a Washington corporation, Fisher Properties Inc., a Washington corporation, and any other Material Subsidiary that is a Wholly-Owned Subsidiary now or hereafter existing that has executed a Guaranty.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "Income Tax Rate" means, for any period, the positive percentage equivalent (expressed as a decimal, rounded upward to the next 1/100th of 1%) of the Company's income tax expense divided by the sum of (i) the Company's net income (or net loss) plus (ii) income tax expense, in each case determined on a consolidated basis in accordance with GAAP for such period.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through
     (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

          "Indemnified Liabilities" has the meaning specified in Section 10.05.

          "Indemnified Person" has the meaning specified in Section 10.05.

          "Independent Auditor" has the meaning specified in subsection 6.01(a).

          "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. (S) 24, Seventh), as amended.

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Coverage Ratio" has the meaning specified in subsection 6.15(b).

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and, (x) in the case of a Term Loan, ending on the date three months thereafter, and (y) in the case of a Revolving Loan ending on the date one, two or three months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iii) no Interest Period for any Loan shall extend beyond the Maturity Date;

               (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans or Offshore Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment;

               (v) no Interest Period applicable to a Revolving Loan or portion thereof shall extend beyond any date upon which the Revolving Commitments are to be reduced as set forth on Schedule 2.01 unless the aggregate principal amount of Revolving Loans represented by Base Rate Loans or Offshore Rate Loans having Interest Periods that will expire on or before the date of such reduction, equals or exceeds the aggregate amount by which the Revolving Commitments are to be reduced on such date; and

               (vi) the initial Interest Period for the Term Loans which are Offshore Rate Loans on the Closing Date shall commence on the Closing Date and continue to September 30, 1999.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "Lead Arranger and Sole Book Manager" means Banc of America Securities LLC, a Delaware limited liability company that is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities.

          "Lender" means the institutions specified in the introductory clause hereto. Unless the context otherwise clearly requires, "Lender" includes any such institution in its capacity as Swap Provider. Unless the context otherwise clearly requires, references to any such institution as a "Lender" shall also include any of such institution's Affiliates that may at any time of determination be Swap Providers.

          "Lending Office" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as the Lender may from time to time specify in writing to the Company and the Agent.

          "Leverage Ratio" means, for any period, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis as of the end of such period to (b) Operating Cash Flow for such period.

          "Leverage Rating" means a rating determined in accordance with the following table:

Leverage Ratio                                           Leverage Rating
--------------                                           ---------------

equal to or less than 3.5 to 1.0                              Level 1

greater than 3.5 to 1.0,                                      Level 2
 but equal to or less than 4.0 to 1.0
greater than 4.0 to 1.0,                                      Level 3
 but equal to or less than 4.5 to 1.0
greater than 4.5 to 1.0,                                      Level 4
 but equal to or less than 5.0 to 1.0
greater than 5.0 to 1.0,                                      Level 5
 but equal to or less than 5.5 to 1.0
greater than 5.5 to 1.0                                       Level 6

     The Leverage Rating shall be determined in accordance with the following procedures on the basis of the Leverage Ratio as of the end of the Company's most recently completed fiscal quarter (the "Prior Quarter"), and shall be effective as of the first day of the month following the Agent's receipt of the financial reports in respect of each such Prior Quarter pursuant to Section 6.01. All resulting adjustments in the Applicable Margins and the Commitment Fees shall likewise be effective as of the first day of the month following the Agent's receipt of such financial reports. If the Company shall fail to provide the financial reports due in respect of the Prior Quarter for a period of five (5) days after the date required pursuant to Section 6.01, from and after the date on which such financial statements are due and until the first day of the month following Agent's receipt of such financial statements, any payments of fees or interest due hereunder shall be calculated and paid as if the Leverage Rating was one level higher than the Leverage Rating applicable as of the date such financial statements were due pursuant to Section 6.01. Notwithstanding the foregoing to the contrary, the Leverage Rating shall not be less than "Level 5" for the period commencing on the Closing Date and ending on the first day of the month following the Agent's receipt of the financial reports in respect of the Company's fiscal quarter ended December 31, 1999.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Line of Business" means: (a) for the Company, the business of owning entities engaged in the lines of business described in clauses (b) through
     (d) and (f) below; (b) for Fisher Broadcasting Inc., the business of television, radio, cable, and internet broadcasting, the operation of satellite teleports and tower sites, and related programming, acquisition, production and syndication; (c) for Fisher Mills Inc., the business of flour milling and bakery products distribution; (d) for Fisher Properties Inc., the business of real estate investment, sale, development, operation and management; (e) for any entity that after the date of this Agreement becomes a Subsidiary, one (and only one) of the lines of business described in clauses (b) through (d) above; and as applicable (f) the exploitation of technologies, products, properties and services that facilitate or otherwise enhance, or may reasonably be expected to facilitate or otherwise enhance, the lines of business described in clauses (b) through (d) above.

          "Loan" means an extension of credit by a Lender to the Company under
     Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan), and includes any Revolving Loan or Term Loan.

          "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the Fee Letter, any documents evidencing or relating to Specified Swap Contracts, the Guaranties and all other documents delivered to the Agent or any Lender in connection with the transactions contemplated by this Agreement.

          "Majority Lenders" means at any time Lenders then holding in excess of fifty percent (50%) of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders then having in excess of fifty percent (50%) of the Commitments, or, if the Commitments have been terminated and no Loans are then outstanding, Lenders then owed a Specified Swap Amount in excess of fifty percent (50%) of the Aggregate Specified Swap Amount.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Company, any Material Subsidiary, or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

          "Material Subsidiary" means, at any time, (a) Fisher Properties Inc., Fisher Broadcasting Inc. and Fisher Mills Inc., and (b) any other Subsidiary that (i) had, as of the last day of the most recent fiscal quarter for which financial reports have been prepared and provided to the Agent hereunder, Subsidiary Net Worth in excess of Ten Million Dollars ($10,000,000) or (ii) was acquired or formed since the last day of the most recent fiscal quarter for which financial reports have been prepared and provided to the Agent and at the time of formation or acquisition had Subsidiary Net Worth in excess of Ten Million Dollars ($10,000,000). As used in this definition, "Subsidiary Net Worth" means, with respect to any Subsidiary, the excess of the total consolidated assets over total liabilities of such Subsidiary.

          "Maturity Date" means June 30, 2007.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Issuance Proceeds" means, as to any issuance of debt or equity by any Person, cash proceeds received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed five percent (5%) of the gross proceeds of such issuance.

          "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition (excluding amounts payable to such Person or any Affiliate of such Person), (b) income, sale, use or other transaction taxes actually paid by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the asset which is the subject of such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

          "Note" means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.02(b), in the case of Term Loans, in substantially the form of Exhibit F, and in the case of Revolving Loans, in substantially the form of Exhibit G.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

     Offshore Rate =                 LIBOR
                     ------------------------------------
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

               "LIBOR" means, for any Interest Period, the rate of interest per annum determined by the Agent by reference to that rate (rounded upward to the next 1/16th of 1%) which appears on the display designated as "Page 3750" on the Telerate Service (or on such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) for a period approximately equal to such Interest Period as of 11:00 o'clock a.m. (London time) on the day that is two (2) Business Days prior to the first date of the proposed Interest Period. If there are no applicable quotes available through Telerate Service, the LIBOR Rate will be determined by the Agent by reference to that rate (rounded upward to the next 1/16th of 1%) which appears on the Reuters Screen LIBO Page for a period approximately equal to such Interest Period as of 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first date of the proposed Interest Period. If more than one such rate appears on the Reuters Screen LIBO Page, the rate will be the arithmetic mean (rounded upward to the next 1/16th of 1%) of such rates. If there are no applicable quotes through Telerate Service or available on the Reuters Screen LIBO Page, then the Offshore Rate shall be deemed unavailable as provided in Section 3.05 hereof.

          The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

          "Operating Cash Flow" means, for any period, the EBITDA of the Company and its Subsidiaries for such period minus Film Payments made by the Company or any of its Subsidiaries during such period. For purposes of this definition, EBITDA and Film Payments shall for any period of four consecutive fiscal quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, mean and include for that portion of such period that precedes the Closing Date, the EBITDA derived from and the Film Payments made by Retlaw and its Subsidiaries during such period in connection with the operation of the assets acquired by the Company as part of the Retlaw Transaction.

          "Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and (b) for any other entity, comparable organization and governance documents.

          "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 10.08(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Acquisition" means an Acquisition that complies with all of the following (to the extent applicable): (a) all required FCC approvals in connection with such Acquisition have been finally obtained and are not subject to appeal or further contest, and such Acquisition is otherwise in compliance in all material respects with all applicable Requirements of Law, (b) in the case of an Acquisition of equity securities or other equity interests in a Person, (i) such Acquisition must be for 100% of the outstanding equity interests of such Person and (ii) the board of directors or other applicable governing body of such Person has adopted an effective resolution approving such Acquisition, (c) if such Acquisition results in a new Material Subsidiary that is a Wholly-Owned Subsidiary, such Subsidiary shall have executed and delivered a Guaranty to the Agent (for the benefit of the Agent and the Lenders), (d) no material environmental liabilities or Contingent Obligations are assumed in connection with such Acquisition unless they would not reasonably be expected to have a Material Adverse Effect, (e) based on the financial statements and Compliance Certificate for the most recent fiscal quarter for which financial statements are available and have been delivered to the Agent hereunder, as adjusted on a pro forma basis to fairly present the effect of such Acquisition, the Company shall after giving effect to such Acquisition be in compliance with the provisions of this Agreement, (f) receipt by the Agent of a certificate of a Responsible Officer of the Company (i) stating that no Default exists or would occur as a result of the Acquisition, (ii) demonstrating pro forma financial covenant compliance based on the most recent fiscal quarter for which financial statements are available and have been delivered to the Agent hereunder, after giving effect to the Acquisition, and (iii) certifying that the Acquisition is in compliance with all provisions of this Agreement and that all representations and warranties of the Loan Documents are true and correct in all material respects after giving effect to such Acquisition, (g) assets acquired are free and clear of any Liens except Permitted Liens, and (h) such Acquisition is of a Person in or assets used or that may reasonably be used in the Line of Business of the Company or the Subsidiary making such Acquisition.

          "Permitted Liens" has the meaning specified in Section 7.01.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any "walk away" provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 8.01(a).

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pledge Agreement" means a pledge and security agreement executed by the Company in favor of the Agent, in substantially the form of Exhibit I.

          "Pro Rata Share" means, as to any Lender at any time, (i) with respect to Revolving Loans, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Revolving Commitment divided by the combined Revolving Commitments of all Lenders; and (ii) with respect to Term Loans, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Term Commitment divided by the combined Term Commitments of all Lenders.

          "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Restricted Subsidiary" means, (a) any Subsidiary where more than sixty percent (60%) of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Company, or one or more of the Subsidiaries of the Company, or a combination thereof, and (b) any Material Subsidiary.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to financial statement matters and compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "Retlaw" means Retlaw Enterprises, Inc., a California corporation.

          "Retlaw Transaction" has the meaning specified in subsection 4.01(k).

          "Retlaw Transaction Documents" has the meaning specified in subsection 4.01(k).

          "Revolving Commitment", as to each Lender, has the meaning specified in Section 2.01(b), and in the aggregate for all Lenders, means the applicable amount determined based upon the following table:


Period                                     Amount
------                                     ------

From the date hereof through and         $50,000,000
including June 29, 2002

From June 30, 2002 through and           $45,000,000
including June 29, 2003

From June 30, 2003 through and           $40,000,000
including June 29, 2004

From June 30, 2004 through and           $35,000,000
including June 29, 2005

From June 30, 2005 through and           $30,000,000
including June 29, 2006

From June 30, 2006 through and           $25,000,000
including June 29, 2007

          "Revolving Loan" has the meaning specified in Section 2.01(b).

          "Revolving Termination Date" means the earlier to occur of:

               (a)  the Maturity Date; and

               (b) the date on which the Revolving Commitments terminate in accordance with the provisions of this Agreement.

          "Securities Act" means the Securities Act of 1933, and regulations promulgated thereunder.

          "Solvent" means, as to any Person at any time, (a) that the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of
     Section 101(31) of the Bankruptcy Code; and (b) that (i) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (ii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Specified Swap Amount" means, at any time, in respect of Specified Swap Contracts to which any Swap Provider is party, the Swap Termination Value relating thereto; provided that for purposes of this definition, any Swap Termination Value that is negative as to (i.e., owing by) any Swap Provider shall be deemed equal to zero (0).

          "Specified Swap Contract" means any Swap Contract made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company and any Swap Provider which Swap Contract is or was intended by the Company to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any Term Loan (which intent shall conclusively be deemed to exist if the Company so represents to the Swap Provider in writing), and as to which the final scheduled payment by the Company is not later than the Maturity Date.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Provider" means any Lender, or any Affiliate of any Lender, that is at the time of determination party to a Swap Contract with the Company.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
     (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender.)

          "Tangible Net Worth" means the excess of the consolidated total assets over total liabilities of the Company and its Subsidiaries, excluding, however, from the determination of total assets (a) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, unamortized debt discount, capitalized research and development costs, capitalized software costs and organization costs) (b) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (c) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the relevant corporation, and (d) any revaluation or other write-up in book value of assets subsequent to the fiscal year of the Company last ended at the date of this Agreement.

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, the State of Washington business and occupation tax and taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

          "Term Commitment" as to each Lender, has the meaning specified in
     Section 2.01(a), and in the aggregate for all Lenders, means One Hundred Eighty Million Dollars ($180,000,000).

          "Term Loan" has the meaning specified in Section 2.01(a).

          "Type" has the meaning specified in the definition of "Loan."

          "UCC" means the Uniform Commercial Code as in effect in Washington.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means Fisher Mills Inc., Fisher Properties Inc. and any other Subsidiary in which (other than directors' qualifying ownership interests required by law) one hundred percent (100%) of the capital stock or other ownership interests of each class having ordinary voting power, and one hundred percent (100%) of the ownership interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

     1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                  ARTICLE II

                                  THE CREDITS

     2.01  Amounts and Terms of Commitments.

          (a) The Term Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term Loan") on the Closing Date in an amount equal to the applicable amount set forth on Schedule 2.01 (such Lender's "Term Commitment"). Amounts borrowed as Term Loans which are repaid or prepaid by the Company may not be reborrowed.

          (b) The Revolving Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the applicable amount set forth on Schedule
2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, such Lender's "Revolving Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the combined Revolving Commitments. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.01(b), prepay under Section 2.06 and reborrow under this subsection 2.01(b).

     2.02 Loan Accounts. (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be presumptive evidence of the accuracy of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

          (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender's record shall be presumptive evidence of the accuracy of the information so recorded; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

     2.03 Procedure for Borrowing. (a) Each Borrowing of a Revolving Loan shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (Seattle time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; or (ii) two (2) Business Days prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                    (A) the amount of the Borrowing, which shall be in an aggregate amount of Five Million Dollars ($5,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof;

                    (B) the requested Borrowing Date, which shall be a Business Day;

                    (C)  the Type of Loans comprising the Borrowing; and

                    (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

          (b) With respect to the Borrowing of the Term Loans on the Closing Date, the Company shall have provided irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing not later than 9:00 a.m. (Seattle time) three Business Days prior to the Closing Date. Unless the Company shall specify to the contrary in such Notice of Borrowing, the Term Loans shall be initially made as Offshore Rate Loans.

          (c) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Borrowing.

          (d) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (Seattle time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          (e) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

     2.04 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                    (i)  elect, as of any Business Day, in the case of Base
     Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount equal to Five Million Dollars ($5,000,000), or an integral multiple of One Million Dollars ($1,000,000) in excess thereof) into Loans of any other Type; or

                    (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than Five Million Dollars ($5,000,000), or that is in an integral multiple of One Million Dollars ($1,000,000) in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than Five Million Dollars ($5,000,000), such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (Seattle time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) one Business Day in advance of the Conversion/ Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A)  the proposed Conversion/Continuation Date;

                    (B) the aggregate amount of Loans to be converted or continued;

                    (C) the Type of Loans resulting from the proposed conversion or continuation; and

                    (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

          (e) Unless the Majority Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

     2.05 Voluntary Termination or Reduction of Revolving Commitments. The Company may, upon not less than five (5) Business Days' prior notice to the Agent, terminate the Revolving Commitments, or permanently reduce the Revolving Commitments by an aggregate amount of Five Million Dollars ($5,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Revolving Commitments then in effect. Each reduction of the combined Revolving Commitments under this Section 2.05 shall reduce the Revolving Commitment then in effect and shall reduce each future maximum aggregate Revolving Commitment amount as set forth on Schedule 2.01 by a like amount. Once reduced in accordance with this Section, the Revolving Commitments may not be increased. Any reduction of the Revolving Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued Commitment Fees to, but not including the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination.

     2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time ratably prepay Loans in whole or in part, in amounts of Five Million Dollars ($5,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof provided that with respect to the prepayment of Term Loans under this Section 2.06 the Company shall have provided not less than five (5) Business Days prior written irrevocable notice to the Agent of such prepayment. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04. Optional prepayments of Term Loans shall be applied in inverse order of maturity.

     2.07  Mandatory Prepayments of Term Loans.

          (a) Asset Dispositions. If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition of any asset, or shall suffer an Event of Loss in respect of any asset, then the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Company or such Subsidiary in respect thereof). The Company shall, on the last Business Day of each calendar quarter, prepay the Term Loans (each, an "Asset Disposition Prepayment") in an aggregate amount equal to the positive sum of:
(i) the sum of (A) the aggregate amount of Net Proceeds received by Fisher Properties Inc. or Fisher Mills Inc. in respect of all Dispositions and Events of Loss that occurred during the Applicable Asset Disposition Period (each, a "Category A Asset Disposition") plus (B) the aggregate amount of Net Proceeds received by the Company or any Subsidiary (other than Fisher Properties Inc. or Fisher Mills Inc.) in respect of all Dispositions and Events of Loss that occurred during the Applicable Asset Disposition Period (each, a "Category B Asset Disposition" and together with any Category A Asset Disposition, an

"Applicable Asset Disposition"); less (ii) the sum of (A) in the case of a Category A Asset Disposition, the aggregate amount of the Net Proceeds received in respect of such Applicable Asset Dispositions that Fisher Properties Inc. or Fisher Mills Inc., as applicable, (1) committed to reinvest in Eligible Reinvestment Assets under the terms of a binding contract entered into within twelve (12) months after the date of such Category A Asset Disposition and (2) actually reinvested in Eligible Reinvestment Assets within twenty-four (24) months after the date of each such Category A Asset Disposition plus (B) in the case of a Category B Asset Disposition, the aggregate amount of the Net Proceeds received in respect of such Applicable Asset Dispositions that the Company or any Subsidiary (other than Fisher Properties Inc. or Fisher Mills Inc.) actually reinvested in Eligible Reinvestment Assets within twelve (12) months after the date of each such Category B Asset Disposition; less (iii) the aggregate amount of Asset Disposition Prepayments previously made by the Company in respect of Applicable Asset Dispositions; less (iv) the greater of Three Million Dollars ($3,000,000) or the Comparable Amount. As used herein, "Eligible Reinvestment Assets" means, in respect of any Applicable Asset Disposition, assets used or that may reasonably be used in the Line of Business of the Company or the Subsidiary entitled to receive the Net Proceeds from such Applicable Asset Disposition. As used herein, "Applicable Asset Disposition Period" means, as of any date of determination, the period commencing on the first day of the month following the month that is thirty-six (36) months prior to such date of determination and ending on the last day of the month that is twenty-four (24) months prior to such date of determination. Notwithstanding anything herein to the contrary, this Section 2.07(a) shall not apply to the disposition of or Event of Loss to the real property described in Sections 7.02(d), (e) and (f) hereof.

          (b)  Excess Cash.  If the Leverage Ratio is greater than or equal to
4.0 to 1.0 as of the end of any fiscal year, as soon as the necessary financial information is available to determine the amount, if any, of Excess Cash generated by the Company and its Subsidiaries during such fiscal year, but not later than each April 15, beginning April 15, 2000, the Company shall prepay the Term Loans in an amount equal to fifty percent (50%) of the Excess Cash, if any, for such fiscal year.

          (c) Debt Issuance. If the Company or any Subsidiary shall in any single or related series of transactions issue any new Indebtedness for borrowed money, the Company shall promptly notify the Agent of the estimated Net Issuance Proceeds to be received in respect thereof by the Company or Subsidiary. Promptly upon receipt thereof, but in no event later than seven (7) days after receipt of such Net Issuance Proceeds, the Company shall prepay the Term Loans in an aggregate amount equal to (i) the amount of such Net Issuance Proceeds less (ii) the greater of Three Million Dollars ($3,000,000) or the Comparable Amount. Notwithstanding anything in this Agreement to the contrary, however, as used in this Section 2.07(a), "Net Issuance Proceeds" shall not include proceeds received with respect to (i) the Borrowings, (ii) the FPI Indebtedness, (iii) the Fisher Plaza Refinancing Loan, and (iv) Indebtedness incurred for the purpose of consummating a Permitted Acquisition.

          (d) Equity Issuance. If (i) the Company shall issue new common or preferred equity, or (ii) any Restricted Subsidiary shall issue new common or preferred equity to any Person other than the Company, Fisher Broadcasting Inc. or a Wholly-Owned Subsidiary, in each case other than the issuance of new common or preferred equity upon the exercise of options under an employee compensation plan now or hereafter in existence, the Company shall promptly notify the Agent of the estimated Net Issuance Proceeds of such issuance to be received by the Company or Subsidiary in respect thereof. Promptly upon receipt thereof, but in no event later than seven (7) days after receipt of such Net Issuance Proceeds, the Company shall prepay the

Term Loans in an aggregate amount equal to the Specified Percentage of such Net Issuance Proceeds. As used herein "Specified Percentage" shall mean 0% if the Leverage Ratio determined for the immediately preceding fiscal quarter is less than 4.0 to 1.0; twenty-five percent (25%) if the Leverage Ratio determined for the immediately preceding fiscal quarter is greater than or equal to 4.0 to 1.0 but less than 5.0 to 1.0; and fifty percent (50%) if the Leverage Ratio determined as of the immediately preceding fiscal quarter is greater than or equal to 5.0 to 1.0.

          (e) General. All payments due under this Section 2.07 shall be cumulative of any other payments required to be made under this Section 2.07 or under any other Section of this Agreement. Any prepayments pursuant to this
Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Company may, at its option, place any amounts which it would otherwise be required to use to prepay Offshore Rate Loans on a day other than the last day of the Interest Period therefor in an account (the "Prepayment Account") pledged to the Agent for the benefit of the Lenders until the end of such Interest Period at which time such pledged amounts will be applied to prepay such Offshore Rate Loans. Unless a Default or Event of Default shall occur, the Agent shall, acting upon written instructions of the Company, invest amounts placed in the Prepayment Account in Eligible Investments; provided, however, the Agent shall not be liable for any action taken or omitted to be taken in connection with such investment activities (except for its own gross negligence or willful misconduct). Subject to the foregoing described pledge, all interest and earnings on amounts placed in the Prepayment Account shall be for the account of the Company. Prepayments of Term Loans under this Section 2.07 shall be applied pro rata to each remaining installment of term loan principal payable under Section 2.08(a) hereof.

     2.08  Repayment.

          (a) The Term Credit. The Company shall repay the Term Loans in quarterly installments payable on the last day of each calendar quarter in accordance with the following table:

          Principal Payment Dates                Payment Amount
          -----------------------                --------------

Quarters ending June 30, 1999 through              $        0
March 31, 2000
Quarters ending June 30, 2000 through              $2,812,500
March 31, 2001
Quarters ending June 30, 2001 through              $3,750,000
March 31, 2002
Quarters ending June 30, 2002 through              $5,625,000
March 31, 2004
Quarters ending June 30, 2004 through              $8,437,500
March 31, 2005
Quarters ending June 30, 2005 through              $8,333,333
June 30, 2007

          (b) The Revolving Credit. On any day when the aggregate outstanding principal amount of Revolving Loans exceeds the Lenders' aggregate Revolving Commitments, the Company shall immediately repay the amount of such excess to the Agent for the account of the Lenders. In addition, on the Revolving Termination Date, the Company shall repay to the Agent for the account of the Lenders the aggregate principal amount of Revolving Loans outstanding on such date.

     2.09  Interest.

          (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin changing as such Applicable Margin changes.

          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Lenders.

          (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and other Obligations, at a rate per annum which is determined by adding two percent (2%) per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus two percent (2%); provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2%).

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

     2.10  Fees.

          (a) Arrangement and Agency Fees. The Company shall pay an arrangement fee to the Lead Arranger and Sole Book Manager for the Lead Arranger and Sole Book Manager's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company, the Lead Arranger and Sole Book Manager and the Agent dated November 19, 1998. Such arrangement and agency fees shall be due and payable on the date of this Agreement and as otherwise specified in the Fee Letter.

          (b) Revolving Commitment Fees. The Company shall pay to the Agent for the account of each Lender a commitment fee (the "Revolving Commitment Fee") on the average daily unused portion of such Lender's Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent and determined in accordance with the following table:

                                     Commitment Fee Percentage
            Company's                 to be Applied to Unused
          Leverage Rating              Portion of Commitment
          ---------------            -------------------------

             Level 1                          0.250%
             Levels 2-4                       0.375%
             Levels 5-6                       0.500%

Such Revolving Commitment Fee shall accrue from the date of this Agreement to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 1999 and continuing through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Commitments under Section 2.05, the accrued Revolving Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Revolving Commitment Fees shall accrue at all times after the date of this Agreement including at any time after the Closing Date during which one or more conditions in Article IV are not met.

          (c) Term Loan Commitment Fee. The Company shall pay to the Agent for the account of each Lender a commitment fee (the "Term Commitment Fee") on the amount of such Lender's Term Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, equal to one-quarter of one percent (.250%) per annum. The Term Commitment Fee shall accrue from the date of this Agreement to the Closing Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 1999 and continuing through the Closing Date, with the final payment to be made on the Closing Date.

     2.11  Computation of Fees and Interest.

          (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to the Company or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

     2.12  Payments by the Company.

          (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (Seattle time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:00 a.m. (Seattle time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (d) Any payments received from the Company or for the Company's account shall be applied first to fees, expenses and indemnities then due hereunder or under any other Loan Document, second to interest then due hereunder or under any other Loan Document, third to ratably repay the principal amount of any Loans and any Specified Swap Amount, the repayment of which in each case is then due, according to the respective amounts of principal due to the Lenders and the Specified Swap Amount due to the Swap Providers, and fourth to prepay the Loans as provided in Section 2.06.

     2.13  Payments by the Lenders to the Agent.

          (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Lender's Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

     2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

     2.15  Security and Guaranties.

          (a) All Obligations of the Company under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

          (b) All Obligations of the Company under this Agreement, the Notes and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranties.

                                  ARTICLE III

                    TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01  Taxes.

          (a) Any and all payments by the Company to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii)  the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received in respect of its Loans if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date the Lender or the Agent makes written demand therefor.

          (d) Within thirty (30) days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

          (e) If the Company is required to pay any amount to any Lender or the Agent pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts

(consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

          (f) Nothing contained in this Section 3.01 shall override any term or provision of any Specified Swap Contract regarding withholding taxes relating to Swap Contracts.

     3.02  Illegality.

          (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of the Lenders to make Offshore Rate Loans shall be suspended until the affected Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If any Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full all Offshore Rate Loans then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain its Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain its Offshore Rate Loan. If the Company is required to so prepay the Offshore Rate Loans, then concurrently with such prepayment, the Company shall borrow from the Lenders, in the amount of such repayment, a Base Rate Loan.

          (c) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     3.03  Increased Costs and Reduction of Return.

          (a) If any Lender determines that, due to either (i) the introduction of or any change in or change in the interpretation of any law or regulation or
(ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, such additional amounts as are sufficient to compensate such Lender for such increased costs.

          (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, such additional amounts sufficient to compensate the Lender for such increase.

     3.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 3.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.05 Inability to Determine Rates. If any Lender determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, the Agent will promptly so notify the Company and each other Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender if, and to the extent that, such costs were not included in the calculation of the Offshore Rate (as determined by the Lender in good faith, which determination shall be conclusive) or otherwise payable by the Company to the Lenders under subsection 3.03(a), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen
(15) days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

     3.07 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     3.08 Substitution of Lenders. Upon the receipt by the Company from any Lender (an "Affected Lender") of a claim for compensation under Section 3.03, the Company may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company (a "Replacement Lender") to acquire and assume all or a ratable part of all of such Affected Lender's Loans and Revolving Commitment, and if such Affected Lender or any Affiliate thereof is a Swap Provider, all Specified Swap Contracts of such Affected Lender and Affiliate; (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Revolving Commitment; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

     3.09  Survival.  The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

     4.01 Conditions of Initial Loans. The obligation of each Lender to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before June 30, 1999 all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for the Agent and each Lender:

          (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

          (b) Resolutions; Incumbency. (i) Copies of the resolutions of the board of directors of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company and each Guarantor certifying the names and true signatures of the officers of the Company or such Guarantor authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles of incorporation and the bylaws of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Guarantor as of the Closing Date; and

               (ii) a certificate of existence or good standing, as applicable, for the Company and each Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company or such Guarantor is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date;

          (d) Legal Opinion. An opinion of Graham & Dunn P.C., counsel to the Company and the Guarantors and addressed to the Agent and the Lenders, substantially in the form of Exhibit D;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees (including ticking fees, arrangement fees and agency fees), costs and expenses to the extent then due and payable on the Closing Date, and, subject to the letter agreement between the Company and the Agent dated June 24, 1999, the Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.04;

          (f) Ownership of Collateral. Evidence satisfactory to the Agent and the Lenders that the Company owns the Collateral free and clear of any Liens;

          (g) Collateral Documents. The Collateral Documents, executed by the Company, in appropriate form for recording, where necessary, together with:

               (i) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law;

               (ii) written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

               (iii) all certificates and instruments representing the Collateral, stock transfer powers executed in blank with signatures guaranteed as the Agent or the Lenders may specify and if requested by any Lender, a completed Federal Reserve Form U-1 for such Lender;

               (iv) evidence that all other actions necessary or, in the opinion of the Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken;

          (h)  Guaranties.  The Guaranties executed by each Guarantor;

          (i) Insurance Policies. Standard lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Company in accordance with Section 6.06;

          (j) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the initial Borrowing, and setting forth calculations demonstrating compliance as of the Closing Date with the financial covenant set forth in
     Section 6.15(a); and

               (iii) there has occurred since December 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (k) Retlaw Transaction. (i) Evidence satisfactory to the Agent and the Lenders that the Company has consummated or will, simultaneously with the making of the Loans on the Closing Date, consummate the acquisition of eleven
(11) television stations from Retlaw and its Subsidiaries (the "Retlaw Transaction");(ii) receipt by the Agent and review by each Lender of all agreements, documents, instruments relating to the Retlaw Transaction (the "Retlaw Transaction Documents") reasonably requested by the Agent or such Lender and confirmation that all such Retlaw Transaction Documents are in form and content satisfactory to the Agent and the Lenders, (iii) evidence satisfactory to the Agent and the Lenders that all of the conditions precedent contained in the Retlaw Transaction Documents have been satisfied or waived by the applicable party or simultaneously with the making of the Loans on the Closing Date, will be waived or satisfied; and (iv) evidence satisfactory to the Agent and the Lenders that the Company has obtained or will obtain simultaneously with the making of the Loans on the Closing Date, all material licenses, permits and franchises necessary or advisable for the Company to consummate the Retlaw Transaction and to own and operate the properties and assets acquired by the Company pursuant to or in connection with the Retlaw Transaction; and

          (l) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may request.

     4.02 Conditions to All Borrowings. The obligation of each Lender to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation
Date:

          (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/ Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c) Representations and Warranties for New Subsidiaries. Each representation and warranty in Article V made with respect to a Subsidiary shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date) with respect to any new Subsidiary to be acquired or formed in connection with or immediately following any Borrowing hereunder;

          (d) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

          (e) No Future Advance Notice. Neither the Agent nor any Lender shall have received from the Company any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement;

          (f) Guaranties. Fisher Broadcasting Inc. and each Material Subsidiary that is a Wholly-Owned Subsidiary shall have executed and delivered a Guaranty to the Agent (for the benefit of the Agent and the Lenders) and neither the Agent nor any Lender shall have received from the Company or any Guarantor any notice terminating or purporting to terminate any Guaranty (as to existing or future Obligations) or claiming that any Guaranty is not or will in the future not be fully enforceable against the Guarantor in accordance with its terms; and

          (g) Corporate Documents for New Guarantors. For each Guarantor which was not a Guarantor on the Closing Date, the Agent shall have received (with a copy for each Lender) each of the following documents in form and substance reasonably satisfactory to the Agent and the Lenders: (i) copies of the resolutions of the board of directors (or comparable governing body if such Guarantor is not a corporation) of such Guarantor authorizing the transactions contemplated by its Guaranty certified as of a recent date by the Secretary or an

Assistant Secretary of such Guarantor; (ii) a certificate of the Secretary or Assistant Secretary of such Guarantor certifying the names and true signatures of the officers of such Guarantor executing and delivering such Guarantor's Guaranty; (iii) the Organization Documents of such Guarantor as in effect on the date such Guarantor's Guaranty is executed and delivered hereunder certified by the Secretary or Assistant Secretary of such Guarantor; (iv) a certificate of existence or good standing, as applicable, for such Guarantor from the Secretary of State (or similar applicable Governmental Authority) of the state of its incorporation or formation and each state where such Guarantor is qualified to do business as a foreign corporation as of a recent date; and (v) upon the request of Majority Lenders, an opinion of Graham and Dunn P.C. (or such other legal counsel as may be selected by such Guarantor and be satisfactory to the Agent and Majority Lenders) addressed to the Agent and the Lenders, covering such subjects and in such form and content as may be reasonably requested by the Agent and Majority Lenders.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section
4.02 are satisfied.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Lender that:

     5.01  Company Existence and Power.  Each of the Company and its
Subsidiaries:

          (a) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Company Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  contravene the terms of any of the Company's Organization
Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

          (c)  violate any Requirement of Law.

     5.03 Company Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document, except those that have been obtained or made prior to the Closing Date, certified copies of which having been furnished to the Agent and each Lender or except as otherwise referred to in the Pledge Agreement.

     5.04 Company Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05  Guarantor Existence and Power.  Each Guarantor:

          (a) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Guaranty to which it is a party;

          (c) is duly qualified as a foreign corporation or foreign limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.06 Guarantor Authorization; No Contravention. The execution, delivery and performance by each Guarantor of the Guaranty to which it is party, have been duly authorized by all necessary corporate, partnership, membership, or other comparable action, and do not and will not:

          (a) contravene the terms of any of such Guarantor's Organization Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Guarantor or its property is subject; or

          (c)  violate any Requirement of Law.

     5.07 Guarantor Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of the Guaranty to which such Guarantor is a party.

     5.08 Guarantor Binding Effect. The Guaranty to which each Guarantor is a party constitutes the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.09 Litigation. Except as specifically disclosed in Schedule 5.09, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, any Subsidiary or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected (i) to have a Material Adverse Effect, or (ii) to impair or defeat the Lien of the Agent on any of the Collateral or any rights of the Company therein. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.10 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens of the Agent and the Lenders on the Collateral. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

     5.11  ERISA Compliance.  Except as specifically disclosed in Schedule 5.11:

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.12 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.13 and Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.13 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title which if determined adversely to the Company or such Subsidiary could not have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.14 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.15 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

               (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in Schedule 5.15, show all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)  Since December 31, 1998 there has been no Material Adverse
Effect.

     5.16  Environmental Matters.  (a)  Except as specifically disclosed in
Schedule 5.16, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which (if enforced in accordance with applicable law and determined adversely to the Company or such Subsidiary) could not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as specifically disclosed in Schedule 5.16, the Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

          (c) Except as specifically disclosed in Schedule 5.16, none of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

          (d) Except as specifically disclosed in Schedule 5.16, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims that, individually or in the aggregate, could have a Material Adverse Effect. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and
(ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA (42 U.S.C. (S)11001-11050), as amended, and all other Environmental Laws.

     5.17  Collateral Documents.

          (a) The provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company in the collateral described therein.

          (b) All representations and warranties of the Company contained in the Collateral Documents are true and correct.

     5.18 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.19 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     5.20 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.09, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.21 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
5.21 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.21.

     5.22 Insurance. Except as specifically disclosed in Schedule 5.22, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     5.23  Solvency.  The Company and each of its Subsidiaries is Solvent.

     5.24 Intercompany Loans. The aggregate outstanding principal balance of all extensions of credit by the Company to Fisher Properties Inc. and Fisher Mills Inc. as of March 31, 1999 is accurately set forth in Schedule 5.24 hereto. The outstanding principal balance of all extensions of credit made by all Subsidiaries to all other Subsidiaries or Affiliates does not exceed the net aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

     5.25  Swap Obligations.

          (a) Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

          (b) Neither the Company nor any of its Subsidiaries has entered into any master agreement relating to Swap Contracts and under which termination values resulting from Swap Contracts that are Specified Swap Contracts are nettable against termination values resulting from Swap Contracts that are not Specified Swap Contracts, unless only Specified Swap Contracts are outstanding under such master agreement.

     5.26 Year 2000 Compliance. The Company and its Subsidiaries have developed a comprehensive program to address the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999). The Company and its Subsidiaries have implemented that program substantially in accordance with its timetable and budget and, to the best of their knowledge, they will substantially avoid the Year 2000 problem as to all computers, as well as embedded microchips in non-computing devices, that are material to the Company's and its Subsidiaries business, properties or operations. The Company and its Subsidiaries have developed and are continuing to reassess feasible contingency plans adequate to ensure materially uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

     5.27  Retlaw Transaction.  As of the Closing Date:

          (a) The Company has provided to the Agent and each Lender true and complete copies of all of the Retlaw Transaction Documents reasonably requested by the Agent or such Lender.

          (b) To the best of its knowledge, the Company has disclosed to the Agent and each Lender all material facts related to the Retlaw Transaction.

          (c) The representations or warranties made in the Retlaw Transaction Documents by the Company or any Person that was a Subsidiary of the Company at the time of the execution and delivery of the Retlaw Transaction Documents contain no untrue statements of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, misleading as of the time when made.

          (d) To the Company's knowledge, the representations or warranties made in the Retlaw Transaction Documents by the other parties thereto contain no untrue statements of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, misleading as of the time when made.

          (e) The Company has obtained all material licenses, permits and franchises necessary or advisable for the Company to consummate the Retlaw Transaction and to own and operate the properties and assets acquired by the Company pursuant to or in connection with the Retlaw Transaction.

     5.28 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                  ARTICLE VI

                             AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     6.01 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for the Agent and each Lender:

          (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1999), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records or possible errors generated by financial reporting and related systems due to the Year 2000 problem and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Lenders and such Independent Auditor in form and substance satisfactory to the Agent; and

          (b) as soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Company (commencing with the fiscal quarter ending June 30, 1999) and not later than sixty (60) days after the end of each fourth fiscal quarter of the Company, a copy of the unaudited consolidated and consolidating balance sheets of the Company and each of its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

     6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for the Agent and each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (b) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

          (c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

     6.03  Notices.  The Company shall promptly notify the Agent:

          (a)  of the occurrence of any Default or Event of Default;

          (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which if determined adversely to the Company or such Subsidiary could, individually or in the aggregate, have a Material Adverse Effect;

          (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is Five Million Dollars ($5,000,000) (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoin ing or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

          (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC within four days after reporting the same to the SEC;

          (f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Agent with sufficient copies for the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)  an ERISA Event;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

          (g) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

          (h) of the entry by the Company into any Specified Swap Contract, together with the details thereof;

          (i) of the occurrence of any default, event of default, termination event or other event under any Specified Swap Contract that after the giving of notice, passage of time or both, would permit either counterparty to such Specified Swap Contract to terminate early any or all trades relating to such contract; and

          (j) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or would reasonably be expected to be) breached or violated.

     6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, except as permitted by Section 7.03;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.06 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

          (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.08 Guaranties. The Company shall cause each Material Subsidiary that is a Wholly-Owned Subsidiary to execute and deliver a Guaranty to the Agent (for the benefit of the Agent and the Lenders).

     6.09 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     6.10 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.11 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when a Default or Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours but without advance notice.

     6.12 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where non-compliance (if enforced in accordance with applicable law and determined adversely to the Company or such Subsidiary) could not, individually or in the aggregate, have a Material Adverse Effect.

     6.13  Use of Proceeds.  The Company shall use the proceeds of the Loans:
(a) to finance the Retlaw Transaction including fees and expenses incurred in connection therewith; and (b) for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

     6.14 Further Assurances. (a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders hereunder or in connection with the transactions contemplated hereby do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

          (b) Promptly upon request by the Agent or the Majority Lenders, the Company shall (and shall cause any of its Subsidiaries to) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and take such further acts, as the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended by the Company and the Lenders to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

     6.15  Financial Covenants.

          (a) Adjusted Leverage Ratio. The Company shall maintain on a consolidated basis for each period of four consecutive fiscal quarters ending during the periods set forth below an Adjusted Leverage Ratio of not more than the amount set forth below opposite such period:

          Period                                    Ratio
          ------                                    -----

     From the date hereof through and             5.75 to 1
     including the four consecutive fiscal
     quarters ending June 30, 2000

     From September 30, 2000 through and          5.50 to 1
     including the four consecutive fiscal
     quarters ending December 31, 2000

     For the four consecutive fiscal
     quarters ending March 31, 2001               5.25 to 1

     From June 30, 2001 through and               5.00 to 1
     including the four consecutive fiscal
     quarters ending September 30, 2001

     From December 31, 2001 through and           4.50 to 1
     including the four consecutive fiscal
     quarters ending September 30, 2002

     From December 31, 2002 through and           4.00 to 1
     including the four consecutive fiscal
     quarters ending September 30, 2003

     For the four consecutive fiscal              3.50 to 1
     quarters ending December 31, 2003 and
     thereafter

          (b) Interest Coverage Ratio. The Company shall maintain on a consolidated basis for each period of four consecutive fiscal quarters, an Interest Coverage Ratio of not less than 2.25 to 1. As used herein, "Interest Coverage Ratio" means, for any period, the ratio of (a) Adjusted Cash Flow of the Company and its Subsidiaries for such period to (b) interest expense (including capitalized interest and the interest component of rentals paid or accrued under capital leases) of the Company and its Subsidiaries for such period provided, however, that for purposes of this subsection and subsection 6.15(c), "interest expense" for the four consecutive fiscal quarters ending on September 30, 1999, December 31, 1999 and March 31, 2000 shall be calculated in accordance with the following formula: (i) interest expense for the four quarter period ending on September 30, 1999, shall be four times the Company's consolidated interest expense for the quarter ending on September 30, 1999; (ii) interest expense for the four quarter period ending on December 31, 1999, shall be two times the Company's consolidated interest expense for the two quarter period ending on December 31, 1999; and (iii) interest expense for the four quarter period ending on March 31, 2000, shall be four-thirds (4/3) of the Company's consolidated interest expense for the three quarter period ending on March 31, 2000.

          (c) Fixed Charge Coverage Ratio. The Company shall maintain on a consolidated basis for each period of four consecutive fiscal quarters, a Fixed Charge Coverage Ratio of not less than 1.20 to 1. As used herein, "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Adjusted Cash Flow of the Company and its Subsidiaries for such period minus expenditures made by the Company or any Subsidiary during such period to repair, renew or replace its property where the failure to do so could reasonably be expected to have a Material Adverse Effect to (b) cash interest expense (including the interest component of rentals paid under capital leases) of the Company and its Subsidiaries for such period plus all scheduled payments of principal in respect of Indebtedness for borrowed money (other than the Revolving Loans and Demand Loans) required to be made by the Company and its Subsidiaries during such period. For purposes of this subsection, "expenditures made by the Company or any Subsidiary during such period to repair, renew or replace its property" shall for any period of four consecutive fiscal quarters ending September 30, 1999, December 31, 1999 or March 31, 2000, mean and include for that portion of such four quarter period that precedes the Closing Date, all such expenditures made by Retlaw and its Subsidiaries in respect of the assets acquired by the Company as part of the Retlaw Transaction.

     6.16 Swap Contracts. On or before a date sixty (60) days after the Closing Date, the Company shall enter into one or more Swap Contracts each with the Maturity Date as the final scheduled payment date. At all times thereafter, the Company shall maintain Swap Contracts that, in the aggregate, cover not less than fifty percent (50%) of the then outstanding aggregate Term Loans.


                                  ARTICLE VII

                              NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

     7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien (other than a Lien on the Collateral) existing on property of the Company or any Restricted Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

          (b)  any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided, however, that if a notice of lien has been filed or recorded under the Code, the Company deposits with the Agent for the benefit of the Lenders a bond or other security satisfactory to the Agent in the amount reasonably required by the

Majority Lenders;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens (other than Liens on the Collateral) on the property of the Company or any Restricted Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), operating leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed Ten Million Dollars ($10,000,000);

          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (i) Liens on assets of corporations which become Restricted Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Restricted Subsidiaries and were not created in anticipation thereof and any subsequent Lien replacing any such Lien provided that (i) such replacement Lien shall not be extended to any other property of the Company or any Subsidiary other than the property covered by the original Lien, (ii) the amount of the Indebtedness secured by such replacement Lien is not increased, and (iii) the Indebtedness secured by such replacement Lien shall not exceed 100% of the fair market value of the related property;

          (j) purchase money security interests on any property acquired or held by the Company or any Restricted Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within forty-five (45) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

          (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

          (l) Liens on the real property of Fisher Properties Inc. that secure FPI Indebtedness and Liens on the Fisher Plaza which secure the repayment of the Fisher Plaza Refinancing Loan;

          (m) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (n) Liens consisting of pledges of cash collateral or government securities not constituting Collateral to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed the greater of Three Million Dollars ($3,000,000) or the Comparable Amount;

          (o) Liens securing Indebtedness that constitutes an extension, renewal or replacement, in whole or in part, of any Indebtedness secured by Liens otherwise permitted by this Section 7.01, provided that (i) any such Lien shall be limited to all or part of the property securing the Indebtedness extended, renewed or replaced (plus related improvements) and (ii) the amount of Indebtedness secured by such Lien is not increased;

          (p) Liens on assets of any Restricted Subsidiary securing only Indebtedness owing by such Restricted Subsidiary to the Company; and

          (q) Liens not otherwise permitted by this Section 7.01 that secure Indebtedness in an aggregate amount not exceeding the greater of Ten Million Dollars ($10,000,000) or the Comparable Amount (determined at the time such Lien is created), provided, however, that not more than Three Million Dollars ($3,000,000) of the Liens permitted by this subsection (q) may, at any one time outstanding, be Liens encumbering assets of Fisher Broadcasting
Inc. or assets used by Fisher Broadcasting Inc. in the normal course of its business.

     7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that the Company and any Restricted Subsidiary may sell, assign, lease, convey, transfer or otherwise dispose of, or enter into an agreement to sell, assign, lease, convey, transfer or otherwise dispose of:

          (a) inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) inventory, equipment or other assets to the Company or any Subsidiary pursuant to reasonable business requirements, provided that the aggregate fair market value of all assets disposed of by Fisher Broadcasting Inc. under this subsection (c) shall not exceed, in any fiscal year, the greater of Twenty-five Million Dollars ($25,000,000) or the Comparable Amount;

          (d) dispositions consisting of the exchange of assets for assets of any equivalent value, provided that (i) in each such exchange, the Company or the Restricted Subsidiary that disposes of assets shall also receive the exchanged assets; (ii) the assets received in exchange will be used in the Line of Business of the Company or the Restricted Subsidiary involved in such exchange; (iii) the assets used in the operation of the television station KOMO in Seattle, Washington, or the television station KATU in Portland, Oregon may not be exchanged for any other assets; and (iv) the aggregate fair market value of all assets disposed of by Fisher Broadcasting Inc. under this subsection (d) shall not exceed, in any fiscal year, the greater of Twenty-five Million Dollars ($25,000,000) or the Comparable Amount;

          (e) property owned by Fisher Properties Inc. and located in the vicinity of Fourth Avenue South and South Atlantic Street in Seattle, Washington;

          (f) property owned by Fisher Properties Inc. and located at 1741 Fourth Avenue South in Seattle, Washington;

          (g) property owned by Fisher Properties Inc. and Dynes-McPherson through a joint venture (commonly known as Tulalip Estates) located in the vicinity of Marysville, Washington;

          (h) a portion of the property owned by Fisher Mills Inc. and/or Fisher Properties Inc. and located on Harbor Island in Seattle, Washington, which is exchanged for other real property in the vicinity to improve railroad access to the flour milling facilities located on the remainder of such property;

          (i) assets (or any Person whose sole assets are such assets) acquired by the Company from Retlaw Broadcasting of Fresno L.L.C., Retlaw Broadcasting of Columbus, L.L.C., and Retlaw Broadcasting of Augusta, L.L.C. as a part of the Retlaw Transaction;

          (j) assets of Fisher Properties Inc. the disposition of which is not otherwise permitted by this Section 7.02, provided that the aggregate fair market value of all such assets so disposed by Fisher Properties Inc. shall not exceed, in any fiscal year, the greater of Fifteen Million Dollars ($15,000,000) or the Comparable Amount; and

          (k) assets of the Company and any Restricted Subsidiary the disposition of which is not otherwise permitted by this Section 7.02 which are made for fair market value, provided that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition,
(ii) not less than eighty percent (80%) of the aggregate value received from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so disposed by the Company and its Subsidiaries, together, shall not exceed in any fiscal year the greater of Twenty Million Dollars ($20,000,000) or the Comparable Amount.

Nothing in this Section 7.02 is intended to limit or modify in any way the application of Section 2.07 hereof.

     7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any Restricted Subsidiary, provided that if any transaction shall be between a Subsidiary and Fisher Broadcasting Inc. or a Wholly-Owned Subsidiary, Fisher Broadcasting Inc. or the Wholly-Owned Subsidiary shall be the continuing or surviving corporation and provided, further, that neither Fisher Broadcasting Inc., Fisher Mills Inc. nor Fisher Properties Inc. may merge or consolidate with the Company, each other or any other Material Subsidiary;

          (b) any Restricted Subsidiary that is a Wholly-Owned Subsidiary formed for the express purpose of facilitating a Permitted Acquisition may merge or consolidate with any one or more Persons to facilitate the consummation of a Permitted Acquisition; and

          (c) any Restricted Subsidiary (other than Fisher Broadcasting Inc.) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly-Owned Subsidiary.

     7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Restricted Subsidiary to purchase or acquire, or make any commitment for any such purchase or acquisition of, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

          (a) Investments held by the Company or any Restricted Subsidiary in the form of Eligible Investments;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) extensions of credit by any Subsidiary to any other Subsidiary or Affiliate, provided that the aggregate net aggregate amount of all such extensions of credit shall not exceed at any one time outstanding Two Million Five Hundred Thousand Dollars ($2,500,000);

          (d)  extensions of credit by any Restricted Subsidiary to the Company;

          (e)  extensions of credit by the Company to Fisher Broadcasting Inc.;

          (f) extensions of credit by the Company to Fisher Properties Inc. in an aggregate principal amount not to exceed at any one time outstanding (i) in the case of extensions of credit for the purpose of financing construction of the Fisher Plaza, an amount equal to the sum of the applicable amount set forth on Schedule 5.24 plus Eight Million Five

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Hundred Thirty-five Thousand Seven Hundred Six Dollars ($8,535,706), and (ii) in
the case of extensions of credit not for the purpose of financing construction of the Fisher Plaza, an amount equal to the sum of the applicable amount set forth on Schedule 5.24 plus Five Million Dollars ($5,000,000);

          (g) extensions of credit by the Company to Fisher Mills Inc. in an aggregate principal amount not to exceed at any one time outstanding the sum of the applicable amount set forth on Schedule 5.24 plus Twenty Million Dollars ($20,000,000), provided, however, that no extensions of credit shall be permitted to be made under this Section 7.04(f) during any fiscal quarter of the Company ending after the Closing Date if during the immediately preceding fiscal quarter of the Company the EBITDA of Fisher Mills Inc. was less than a negative Two Million Dollars (-$2,000,000), provided, further, that no extensions of credit shall be permitted to be made under this Section 7.04(f) at any time after the end of any fiscal quarter ending after the Closing Date (including the immediately preceding or an earlier fiscal quarter) during which the EBITDA of Fisher Mills Inc. was less than a negative Seven Million Five Hundred Thousand Dollars (-$7,500,000);

          (h) extensions of credit by the Company to Subsidiaries other than Fisher Broadcasting Inc., Fisher Properties Inc. and Fisher Mills Inc. in an aggregate principal amount for all such Subsidiaries not to exceed at any one time outstanding (A) Two Million Five Hundred Thousand Dollars ($2,500,000) during the period commencing on the Closing Date and ending on June 30, 2000, and (B) Five Million Dollars ($5,000,000) at any time thereafter;

          (i) purchase of fifty percent (50%) of the capital stock of Southwest Oregon Television Broadcasting Corporation in connection with the Retlaw Transaction;

          (j) Investments incurred in order to consummate Permitted Acquisitions, provided that (i) for Permitted Acquisitions paid for by means other than equity interests of the Company (A) the book value (as to the purchaser) of any such Permitted Acquisition shall not exceed the greater of Fifteen Million Dollars ($15,000,000) or the Comparable Amount for any single Acquisition or series of related Acquisitions, and (B) the aggregate amounts paid to consummate one or more Permitted Acquisitions in any fiscal year, shall not exceed the greater of Twenty-five Million Dollars ($25,000,000) or the Comparable Amount and (ii) for Permitted Acquisitions paid for with equity interests of the Company during the period commencing on the Closing Date and ending two (2) years thereafter, the aggregate amounts paid to consummate one or more Permitted Acquisitions in any fiscal year, shall not exceed the greater of Twenty-five Million Dollars ($25,000,000) or the Comparable Amount;

          (k) a capital contribution to Fisher Mills Inc. in the amount of Nineteen Million Dollars ($19,000,000) to facilitate the acquisition by Fisher Mills Inc. of the fifty percent (50%) membership interest in Koch Fisher Mills L.L.C. currently owned by Koch Agriculture Inc.;

          (l) purchases of equity interests in and the making of capital contributions to, Subsidiaries (other than Fisher Mills Inc. during the period commencing on the Closing Date and ending two (2) years thereafter) and Joint Ventures (where such purchases and capital contributions do not result in a Permitted Acquisition), provided that the purchase price paid or required to be paid and the capital contribution made or required to be made for all Investments under this Section 7.04(l) does not exceed the greater of Five Million Dollars ($5,000,000) or the Comparable Amount during any one fiscal year;

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          (m)  Subject to Sections 2.07(c) and 2.07(d), Investments acquired in exchange for or out of the cash proceeds of the substantially concurrent sale of new common or preferred equity of the Company or any Subsidiary;

          (n) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations; and

          (o)  Investments in any Person not otherwise permitted by this Section
7.04 provided that (i) the aggregate amount of all such Investments shall not exceed at any one time outstanding the greater of Fifteen Million Dollars ($15,000,000) or the Comparable Amount and (ii) during the period commencing on the Closing Date and ending two (2) years thereafter, the Company may not make Investments in or to any Subsidiary except as expressly permitted pursuant to Sections 7.04(e), (f), (g), (h), (k) and (l) above.

     7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

          (c) Indebtedness existing on or after the Closing Date to the extent incurred under the credit facilities set forth in Schedule 7.05, and extensions, renewals and refinancings of such Indebtedness (without increase in the principal amount);

          (d) the Demand Loans, provided that the aggregate amount of all Demand Loans shall not exceed Six Million Two Hundred Thousand Dollars ($6,200,000) at any one time outstanding;

          (e)  Indebtedness secured by Liens permitted by subsections 7.01(i),
(j) or (n) not to exceed at any one time outstanding the greater of Ten Million Dollars ($10,000,000) or the Comparable Amount;

          (f)  the FPI Indebtedness;

          (g)  the Fisher Plaza Refinancing Loan;

          (h)  intercompany Indebtedness expressly permitted by the terms of
Section 7.04;

          (i) Indebtedness incurred in connection with leases permitted pursuant to Section 7.10;

          (j) Indebtedness of the Company or any Restricted Subsidiary (other than Fisher Broadcasting Inc.) with respect to which the Company or such Restricted Subsidiary and the party to whom the Indebtedness is owed have executed and delivered a subordination agreement in favor of the Agent and the Lenders in form and substance satisfactory to the Majority Lenders; and

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          (k)  Indebtedness not otherwise permitted by this Section 7.05 provided that the aggregate amount of all such Indebtedness shall not exceed at any one time outstanding the greater of Five Million Dollars ($5,000,000) or the Comparable Amount.

     7.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary, provided, however, that the Company or any Subsidiary may provide reasonable services to any other Affiliate in exchange for smaller compensation (including no compensation) to the Company or such Subsidiary than the Company or such Subsidiary would receive were it to perform comparable services in an arm's-length transaction for a Person not an Affiliate of the Company, provided, further, that the Company may enter into any transaction with Fisher Broadcasting Inc. under terms that the Company deems reasonable under the circumstances provided that the aggregate difference between (i) the actual compensation to the Company in such transactions and (ii) the compensation that it would obtain in comparable arm's-length transactions with a Person not an Affiliate of the Company shall not exceed, in any fiscal year, Twenty-five Million Dollars ($25,000,000), provided, further, that Fisher Mills Inc. may sell flour to Sam Wylde Flour Company, Inc. at prices that are less favorable to Fisher Mills Inc. than it would obtain in a comparable arm's-length transaction.

     7.07 Use of Proceeds. (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

          (b) The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, use any portion of the Loan proceeds, directly or indirectly to enter into or consummate any Acquisition other than Permitted Acquisitions and the Acquisitions contemplated by the Retlaw Transaction.

          (c) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Lead Arranger and Sole Book Manager during any period in which the Lead Arranger and Sole Book Manager makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Lead Arranger and Sole Book Manager, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Lead Arranger and Sole Book Manager and issued by or for the benefit of the Company or any Affiliate of the Company.

     7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b)  Permitted Swap Obligations;

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          (c)  Contingent Obligations of the Company and the Restricted
Subsidiaries existing as of the Closing Date and listed in Schedule 7.08;

          (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business not to exceed at any one time outstanding the greater of One Million Dollars ($1,000,000) or the Comparable Amount; and

          (e)  Contingent Obligations not otherwise permitted by this Section
7.08 provided that the aggregate amount of all such Contingent Obligations shall not exceed at any one time outstanding the greater of Five Million Dollars ($5,000,000) or the Comparable Amount.

     7.09 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the Line of Business of the Company or the Subsidiary entering into such Joint Venture, provided, however, that neither the Company or any Subsidiary may enter into any Joint Venture if such entry would violate any other term or condition of this Agreement.

     7.10 Lease Obligations. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

          (a) leases of the Company and of Restricted Subsidiaries in existence on the Closing Date where the aggregate annual lease payments are less than One Hundred Thousand Dollars ($100,000) and any renewal, extension or refinancing thereof;

          (b) leases of the Company and of Restricted Subsidiaries in existence on the Closing Date where the aggregate annual lease payments are equal to or greater than One Hundred Thousand Dollars ($100,000) and where such leases are identified in Schedule 7.10, and any renewal, extension of refinancing thereof;

          (c) operating leases entered into by the Company or any Restricted Subsidiary after the Closing Date in the ordinary course of business;

          (d)  capital leases other than those permitted under clauses (a) and
(c) of this Section, entered into by the Company or any Restricted Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such capital leases shall not exceed in any fiscal year the greater of Three Million Dollars ($3,000,000) or the Comparable Amount.

     7.11  Restricted Payments.

          (a) Fisher Broadcasting. The Company shall not suffer or permit Fisher Broadcasting Inc. to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company may suffer or permit Fisher Broadcasting Inc. to:

               (i)  declare and make dividend payments payable solely in cash;

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               (ii)  distribute the capital stock of any Subsidiary that is not a Material Subsidiary solely to the Company; and

               (iii) purchase, redeem or otherwise acquire for value any shares of any class of its capital stock not owned by the Company.

          (b) Company and Restricted Subsidiaries. The Company shall not, and shall not suffer or permit any Restricted Subsidiary (other than Fisher Broadcasting Inc. or a Wholly-Owned Subsidiary) to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company may:

               (i) declare and make dividend payments or other distributions payable solely in its common stock;

               (ii) purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

               (iii) declare or pay cash dividends to its stockholders during any fiscal year solely out of fifty percent (50%) of the sum of (A) the net income of the Company for such fiscal year plus (B) for the fiscal years ending December 31, 2000 and December 31, 2001 only, an additional amount equal to the product of (1) the lesser of (x) the actual amount of the goodwill acquired by the Company as part of the Retlaw Transaction that was amortized and deducted from the Company's revenue in computing net income for such fiscal year and (y) the maximum amount of the goodwill acquired by the Company as part of the Retlaw Transaction that, in accordance with GAAP, could be amortized and deducted from the Company's revenue in computing net income for such fiscal year, and (2) one (1.00) minus the Income Tax Rate of the Company for such fiscal year, provided, that, immediately after paying such cash dividends, no Default or Event of Default would exist.

     7.12 Capital Expenditures. The Company shall not, and shall not permit any Restricted Subsidiary to make or commit to make during any fiscal year shown in the following table any Net Capital Expenditures if such Net Capital Expenditures when taken together with all prior Net Capital Expenditures made by the Company and the Restricted Subsidiaries during such fiscal year would exceed in the aggregate the amounts set forth in the following table:

          Fiscal Year Ending           Amount
          ------------------           ------

          December 31, 1999            $20,000,000

          December 31, 2000            $30,000,000

          December 31, 2001            $25,000,000
          and each fiscal year
          ending thereafter

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As used herein, "Net Capital Expenditures" means all Capital Expenditures other than (i) expenditures made by the Company as part of the Retlaw Transaction and
(ii) expenditures for Permitted Acquisitions. Notwithstanding the foregoing to the contrary, the Company and its Subsidiaries shall be permitted to make additional expenditures solely for the construction of the Fisher Plaza in the aggregate amount of Eighty-five Million Dollars ($85,000,000) during the fiscal years ending December 31, 1999 and December 31, 2000.

     7.13 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of the greater of Three Million Dollars ($3,000,000) or the Comparable Amount; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.14 Change in Business. The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, engage in any material line of business substantially different from the Line of Business of the Company or such Restricted Subsidiary. The Company shall not, and shall not suffer or permit any Subsidiary to change its Line of Business.

     7.15 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.


                                 ARTICLE VIII

                               EVENTS OF DEFAULT

     8.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or (ii) when and as required to be paid under any Specified Swap Contract, any payment or transfer under such Specified Swap Contract, or (iii) within three (3) days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document (other than a Specified Swap Contract); or

          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document other than a Specified Swap Contract, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document other than a Specified Swap Contract, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.08, 6.10, 6.15 or 6.16 or in Article VII other than Sections 7.03, 7.06, 7.11 and
7.12 thereof; or

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

          (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document other than a Specified Swap Contract, and such default shall continue unremedied for a period of twenty (20) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

          (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Three Million Dollars ($3,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than Three Million Dollars ($3,000,000).

          (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

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

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $3,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,000,000; or

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $3,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  Change of Control.  There occurs any Change of Control; or

          (l) Loss of Licenses. The FCC or any other Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, except where the occurrence or non-occurrence of such event could not reasonably be expected to have a Material Adverse Effect; or

          (m)  Adverse Change.  There occurs a Material Adverse Effect; or

          (n) Guaranties. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty to which it is a party; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability of any Guaranty or any Guarantor denies that it has any further liability or obligation under the Guaranty to which it is a party; or any event described at subsections (f) or (g) of this Section occurs with respect to the Guarantor; or

          (o)  Year 2000 Concerns.  The matters represented and warranted in
Section 5.25 shall cease to be true at any time, (whether or not such representation was true at all times when made or deemed made hereunder), and as a result thereof, the Majority Lenders conclude that a Material Adverse Effect has occurred or that it is reasonably possible that a Material Adverse Effect will occur as a result of a "Year 2000 problem;" or

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

          (p)  Collateral.

               (i) any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto; or

               (ii) the Company or any Subsidiary shall state in writing that any provision of any Collateral Document is not valid, binding or enforceable against the party thereto or bring an action to limit its obligations or liabilities under any provision of any Collateral Document; or

               (iii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest on the Collateral.

     8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders,

          (a) declare the Commitments of each Lender to be terminated, whereupon such Commitments shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the Commitments of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

     8.03 Specified Swap Contract Remedies. No provision of this Article VIII shall impair or otherwise affect any right that a Swap Provider may have under any Specified Swap Contract, with prior notice to the Agent, but without the approval or consent of the Agent or the other Lenders, to (a) declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date (as defined in such Specified Swap Contract), (b) determine net termination amounts in accordance with the terms of such Specified Swap Contracts and to set-off amounts between Specified Swap Contracts, and (c) prosecute any legal action against the Company to enforce net amounts owing to such Swap Provider. NOTWITHSTANDING THE FOREGOING, NO SWAP PROVIDER SHALL BE ENTITLED TO AUTHORIZE OR DIRECT THE AGENT TO TAKE ANY ACTION WITH RESPECT TO THE COLLATERAL WITHOUT THE PRIOR WRITTEN CONSENT OF ALL LENDERS.

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     8.04  Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     8.05 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of
Section 6.15 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                                  ARTICLE IX

                                   THE AGENT

     9.01 Appointment and Authorization; "Agent". Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document other than documents evidencing Specified Swap Contracts and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other

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Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.04 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     9.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate,

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

made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include BofA in its individual capacity.

     9.09 Successor Agent. The Agent may, and at the request of the Majority Lenders shall, resign as Agent upon thirty (30) days' notice to the Lenders. If the Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a

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

successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. Any Person into which Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which it shall be a party or any Person to which Agent may sell or transfer all or substantially all of its agency relationships shall be the successor to Agent without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

     9.10 Withholding Tax. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

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

          (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

     9.11 Collateral Matters. (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in subsection 10.01(f). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 9.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 9.11.

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

          (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company's obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

     9.12 Syndication Agent; Lead Arranger. None of the institutions identified on the facing page or signature pages of this Agreement as a "syndication agent" or "lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement. Without limiting the foregoing, none of the institutions so identified as a "syndication agent" or "lead arranger" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the institutions so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


                                   ARTICLE X

                                 MISCELLANEOUS

     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Lenders; or

          (f) discharge any Guarantor, or release all or substantially all of the Collateral except as otherwise may be provided in the Collateral Document or except where the consent of the Majority Lenders only is specifically provided for;

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

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters and documents evidencing Specified Swap Contracts may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     10.02 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

          (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04  Costs and Expenses.  The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, but subject to the letter agreement between the Company and the Agent dated June 24, 1999, pay or reimburse BofA (including in its capacity as Agent) within five (5) Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by BofA (including in

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

its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) and any Lender with respect thereto; and

          (b) pay or reimburse the Agent, the Lead Arranger and Sole Book Manager and each Lender within five (5) Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

          (c) pay or reimburse BofA (including in its capacity as Agent) within five (5) Business Days after demand (subject to subsection 4.01(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, reasonable fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

     10.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and termination of all Specified Swap Contracts and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Specified Swap Contracts or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within thirty (30) days after demand.

     10.06 Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or

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

in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

     10.08 Assignments, Participations, etc. (a) Any Lender may, with the written consent of the Agent, and unless an Event of Default shall have occurred and be continuing, with the written consent of the Company, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Revolving Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of Five Million Dollars ($5,000,000); provided, however, that no Lender that is a party as of the Date of this Agreement, may assign or delegate any ratable part of its Loans, Revolving Commitments or other rights and obligations hereunder if, after giving effect to any such assignment or delegation, the sum of (i) the then outstanding principal balance of such Lender's Term Loan plus (ii) such Lender's Revolving Commitment is an amount greater than zero but less than Ten Million Dollars ($10,000,000); and provided, further, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) the assignor Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and
(iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500), and unless an Event of Default shall have occurred and be continuing, with the written consent of the Company; and provided, further, that if (i) the assignor Lender or any of its Affiliates is a Swap Provider with respect to any Specified Swap Contract and (ii) the assignor Lender shall have assigned all of its interest in the Loans and the Revolving Commitments to an Assignee, then such assignor Lender and all of its Affiliates shall cease to be a Swap Provider and all Swap Contracts entered into by such assignor Lender or any of its Affiliates shall cease to be Specified Swap Contracts for purposes of this Agreement and the other Loan Documents; and provided, further, that notwithstanding anything in this Section 10.08(a) to the contrary, so long as no Event of Default shall have occurred and be continuing, no Lender may assign all or any portion of its interests hereunder to any Assignee if, on the date the assignment is to become effective, a payment made by Agent to such Assignee would be subject to any U.S. withholding tax. Any consent to assignment required of the Agent or of the Company pursuant to this Section 10.08

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

shall not be unreasonably withheld.

          (b) From and after the date that the Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.08(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Revolving Commitment and, if the assignor Lender has retained a portion of its Loans and its Revolving Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments arising therefrom. The Revolving Commitment allocated to each Assignee shall reduce such Revolving Commitments of the assigning Lender pro tanto.

          (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Revolving Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations,
(iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance

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

with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          (f) Notwithstanding any provision to the contrary contained elsewhere in this Agreement, any Lender (a "granting Lender") may from time to time designate a special purpose funding vehicle (an "SPFV") identified as such in writing by the granting Lender to the Agent and the Company, the option to fund all or any part of any Loan that such granting Lender would otherwise be obligated to fund hereunder; provided, however, that notwithstanding any such designation, (i) the granting Lender's obligations under this Agreement shall remain unchanged, and the granting Lender shall remain solely responsible for the performance of such obligations, including any failure by an SPFV to fund any Loan, (ii) the Company and the Agent shall continue to deal solely and directly with the granting Lender and shall deliver all notices, including borrowing notices, and make all payments, including with respect to any Loan or part thereof funded by an SPFV, directly and solely to the granting Lender,
(iii) other than the right to receive payment in respect of any Loan or part thereof funded by an SPFV, no SPFV shall have any rights under the Loan Documents, including with respect to increased costs, funding losses in excess of what the granting Lender would have been entitled to if it had funded such Loan, and (iv) the granting Lender shall not grant an SPFV any rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document. Nothing herein shall constitute a commitment by any SPFV to make all or any part of any Loan. The making of a Loan or part thereof by an SPFV hereunder shall utilize the Commitment of the granting Lender to the same extent, and as if, such Loan or part thereof were made by such granting Lender. Each party hereto agrees that no SPFV shall be liable for any indemnity or similar payment obligation under this Agreement or any other Loan Document (all liability for which shall remain with the granting Lender). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPFV, it will not institute against, or join any other person in instituting against, such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything in this
Section 10.08(f) to the contrary, any SPFV may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or any portion of its interests in any Loans to the granting Lender or assign all or any portion of its interests in any Loan for security purposes to any financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support to or for the account of such SPFV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPFV. As this Section 10.08(f) applies to any particular SPFV, this Section may not be amended without the written consent of such SPFV.

     10.09 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or

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

contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

     10.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.11 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Lead Arranger and Sole Book Manager under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     10.12 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

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

     10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON; PROVIDED THAT THE COMPANY, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF WASHINGTON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY WASHINGTON LAW.

          (c) Nothing contained in this Section shall override any contrary provision contained in any Specified Swap Contract.

     10.17 Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

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

RENEWALS, SUPPLEMENTS OR
MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     10.19  Oral Agreements Not Enforceable.

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Seattle, Washington by their proper and duly authorized officers as of the day and year first above written.

                              FISHER COMPANIES INC.


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION, as Agent


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              U.S. BANK NATIONAL ASSOCIATION, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________

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

                              CREDIT SUISSE FIRST BOSTON, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              BANKBOSTON, N.A., as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              THE BANK OF NOVA SCOTIA, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              BANK OF MONTREAL, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              KEY CORPORATE CAPITAL INC., as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________

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

                              THE BANK OF NEW YORK, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              UNION BANK OF CALIFORNIA, N.A., as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              THE FUJI BANK, LIMITED,
                              LOS ANGELES AGENCY, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              CITY NATIONAL BANK, as a Lender


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              CREDIT SUISSE FIRST BOSTON,as Syndication Agent


                              By: /s/
                                  _____________________________

                              Title: __________________________


                              By: /s/
                                  _____________________________

                              Title: __________________________

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